Exhibit 10.65

EXECUTION COPY

October 8, 2009

To:	Andrew Conru
Lars Mapstead
Marc Bell
Dan Staton

From:	FriendFinder Networks Inc.

Re:  Restructure of Debt of FriendFinder Networks Inc.

Dear Andrew, Lars, Marc and Dan:

This letter (the “Agreement”) summarizes our agreement for the amending of the below-referenced debt in connection with the closing of FriendFinder Networks Inc.’s (“FFN” or “Company”) Qualified IPO (as defined in the Sellers’ Securities Agreement as to the INI Second Lien Subordinated Secured Notes referenced below) and shall be binding upon all signatories hereto. Our intent is to enter into the various definitive agreements required by this Agreement (the “Definitive Agreements” and each a “Definitive Agreement”) prior to the effectiveness of FFN’s registration statement on Form S-1(No. 333-156414) relating to its initial public offering of common stock (the “Registration Statement”), which Definitive Agreements will set forth the definitive terms of the amendment and the other terms herein (including representations and warranties as to authority, and other customary provisions not covered in the paragraphs below) and shall supersede this Agreement. For the avoidance of doubt, however, the entry into the Definitive Agreements will not be a condition precedent to the effectiveness of the Waivers (defined below), the closing of the Qualified IPO will not affect the binding nature of the agreements set forth herein (except to the extent that such Qualified IPO is required to take place to render a provision herein effective) and the failure of the parties to enter into the Definitive Agreements despite good faith efforts will not affect the legally binding nature of these terms.

Our current debt structure is as follows:

Current Debt (as of 8/15/09)

	INI First Lien Senior Secured Notes (12.5%)	INI Second Lien Subordinated Secured Notes (15%)	FFN 2005 & 2006 Notes (15%)	INI Subordinated Convertible Notes (6%)	FFN Subordinated Term Loan Notes (13%)

Conru/Mapstead	$80,009,274	$80,000,000		$156,093,869*

Staton/Bell	$8,000,927		$12,982,918

PET Capital Partners					$32,191,966

All Others	$111,706,949		$31,547,368		$4,236,658

* $156,093,869 is the amount of debt remaining after deducting the full value of VAT liability (less a $10,000,000 portion of the liability contained in the Working Capital Escrow) as determined in the financial statements of the Company. Without affecting in any way the release of all parties from indemnification claims in accordance with Section 4(a) hereof, it is acknowledged that Conru and Mapstead dispute VAT liability and the reduction in the amount of such debt.

1.	a.

The current debt structure at Interactive Network, Inc. (“INI”) will remain in place except that the INI Subordinated Convertible Notes will not be convertible by INI, with the holders retaining the right to convert (hereinafter referred to as the “INI Subordinated Non-Convertible Notes”). The face amount will be fixed at $156 million. PIK interest will remain at 6% and be calculated from the date of the original acquisition based on a face amount of $156 million. If INI desires to prepay the INI Subordinated Non-Convertible Notes, sufficient proof of prepayment capability will need to be provided prior to Conru and Mapstead having to make a decision on conversion. The parties acknowledge that the Waivers (defined below) with respect to the INI and FFN debt are effective as of the date hereof.

b.

After the payment in full of the INI First Lien Senior Secured Notes and the INI Second Lien Subordinated Secured Notes, INI may not incur additional indebtedness other than Permitted Indebtedness (as to be defined in the Definitive Agreement and substantially consistent with the Sellers’ Securities Agreement dated December 7, 2007, as amended) (the “New Debt”) or grant additional liens on INI’s assets or pledges of stock of INI or its Subsidiaries to secure indebtedness without INI having first granted the New Security Interest (as defined in subparagraph (c) of this Section 1) in favor of the INI Subordinated Non-Convertible Notes. If the New Security Interest has been so granted, then INI may incur New Debt having a principal amount of no more than $150 million (the “New Debt Cap”) and if the New Debt is secured, the INI Subordinated Non-Convertible Notes will share dollar for dollar in any amounts realized from the security interest in the collateral securing the New Debt.

c.

After the payment in full of the INI First Lien Senior Secured Notes and the INI Second Lien Subordinated Secured Notes, after the repayment in full of or consent and waiver from the Required Holders of the FFN 2005 and 2006 Notes and subject to any restrictions in the terms of the FFN Series A Preferred Stock and any restrictions in the existing debt at the FFN or INI level as of the date hereof which relate to the debt/lien structure of INI (including, without limitation, the securities purchase agreements pursuant to which such debt was issued, any amendments thereto, and any intercreditor agreements relating to such debt), INI will grant a security interest (the “New Security Interest”) in the collateral now securing the INI First Lien Senior Secured Notes and the INI Second Lien Subordinated Secured Notes in favor of the INI Subordinated Non-Convertible Notes. To the extent that INI incurs secured New Debt if permitted pursuant to subparagraph (b) of this Section 1, the INI Subordinated Non-Convertible Notes will share in any amounts realized from its security interest in its collateral dollar for dollar with the New Debt on a pari passu basis up to the New Debt Cap. If Bell, Staton and their affiliates assume sufficient control of the FFN 2005 and 2006 Notes or the FFN Series A Preferred Stock to enable them to have the power or authority to make decisions as to providing consent to the granting of the New Security Interest with respect to such FFN securities, Bell and Staton hereby agree to approve and consent to the New Security Interest on behalf of any such debt or equity holder groups.

2.

Conru and Mapstead acknowledge that the following waivers of defaults and amendments to the debt instruments described above are effective as of the date hereof: (i) the Third Amendment and Limited Waiver to Securities Purchase Agreements (with respect to the FFN 2005 and 2006 Notes) attached as Exhibit A hereto, (ii) Amendment No. 2 and Waiver to Securities Purchase Agreement relating to Interactive Network, Inc. (with respect to the INI First Lien Senior Secured Notes) attached as Exhibit B hereto, (iii) Amendment No. 2 and Waiver to Sellers’ Securities Agreement relating to the Subordinated Secured Notes due 2011 of Interactive Network, Inc. (with respect to the INI Second Lien Subordinated Secured Notes) attached as Exhibit C hereto, which we refer to as the Conru/Mapstead Waiver, and (iv) the FFN/PET Capital October 8, 2009 Limited Waiver (with respect to the FFN Subordinated Term Loan Notes) attached as Exhibit D hereto. We refer to these waivers of defaults and amendments described in (i) through (iv) above as the “Waivers.”

3.

Conru and Mapstead will be released from any liability for matters which could be the subject of indemnification claims under Article 10 of the Stock Purchase Agreement, it being agreed that there will be no further indemnification claims against Conru and Mapstead, Conru and Mapstead will have no responsibility or liability for (or, for the avoidance of doubt, control or direction of) the pending Balthaser Patent Infringement Claim and there will be no recourse to the INI Subordinated Non-Convertible Notes (or, for the avoidance of doubt, any stock received upon conversion if so elected by Conru or Mapstead or proceeds upon the sale of any such stock) in relation to the VAT indemnification or any other claims, except as set forth in Section 4(a) below. The working capital escrow amount will remain available for VAT Liability claims as set forth in Section 4 (b) below.

4.	With respect to the Company’s VAT Liability:

a)

If the actual costs of eliminating the VAT Liability are less than $29 million (after applying the amounts referenced in Section 4(b) below as to such liability), then the amount of the INI Subordinated Non-Convertible Notes held by Conru and Mapstead will be increased by the issuance of new Notes identical to the INI Subordinated Non-Convertible Notes, which will evidence the unused portion of the $29 million plus interest on the amount of these notes from December of 2007.

b)

Conru and Mapstead will allow the $10 million working capital escrow to be used to pay for pre-acquisition VAT Liability (which is anticipated to be in excess of $10 million). To the extent the Company is successful in finally reducing the aggregate VAT Liability to less than $10 million, the Company will release any funds in the escrow then remaining to Conru and Mapstead. The agreement relating to the handling of escrow funds is currently being negotiated between Rob Inveiss and Joshua Bressler; the finalization and execution of such agreement shall be a condition precedent to the effectiveness of this Agreement, and such agreement will be deemed effective contemporaneously with the execution of this Agreement. Such agreement will be amended as part of the Definitive Agreements to reflect the terms of this Agreement and of the Waivers, if required. Other than the VAT Liability, no other amounts can be claimed against the working capital escrow.

c)

The Company will cooperate with Conru and Mapstead in obtaining releases of all claims against each of them with regard to VAT Liability, both civil and criminal. For the avoidance of doubt, the Company will satisfy any VAT Liability, to the extent permitted by law, and if the Company incurs any expenses or pays any amounts in connection with any such releases or claims, such amounts will be included in determining the amount spent by the Company to eliminate VAT Liability pursuant to Section 4(a) above, and will be considered part of the pre-acquisition VAT Liability for purposes of Section 4(b).

5.

In any election of directors at a meeting of stockholders of FFN in which the board designee nominated by Conru and Mapstead pursuant to the Conru/Mapstead Waiver is running for election to the FFN Board of Directors, each of Bell and Staton and affiliates of Bell and Staton that own voting securities of FFN that are beneficially owned and voted by either Bell or Staton will vote in favor of, and not vote in favor of removal without cause of, any such board designee. The voting agreement may be formalized in connection with the Definitive Agreements.

6.

The Consulting Agreements with the entities furnishing the services of Conru and Mapstead, respectively, (which entities are third party beneficiaries hereunder), are hereby extended through the first quarter of 2013 and the fee payable to the furnishing entities in their respective Consulting Agreements is hereby increased in the aggregate from what each of them is to receive in each respective year by

$1 million in 2010, $1 million in 2011, $1 million in 2012 and $250,000 in the first quarter of 2013 (such increased amounts, the “Increased Consulting Fees”); provided, however, that payment of the Increased Consulting Fees will be subject to payment in full of the INI First Lien Senior Secured Notes, the FFN 2005 Notes and the FFN 2006 Notes, at which time any then Increased Consulting Fees will be due and payable. The furnishing entities will share in such additional compensation in proportion to Conru’s and Mapstead’s ownership of stock of Various, Inc. prior to the December, 2007 acquisition. The extension of the Consulting Agreements may be formalized in connection with the Definitive Agreements.

7.

In the Board Meeting of June 26, 2009 and September 29, 2009, the Board of FFN approved a compensatory cash payment to Staton and Bell under specific terms and conditions as outlined in form agreements approved by the Board, if a public or private stock offering after the Qualified IPO takes place and subject to the payment in full of the INI First Lien Senior Secured Notes, the FFN 2005 Notes and the FFN 2006 Notes. In addition, FFN represents and warrants to Conru and Mapstead that the Board of FFN has approved a cash payment to Conru and Mapstead equal to the compensatory cash payment to Staton and Bell, which payment will be memorialized in a written agreement consistent with these terms and finalized at the same time as the Staton and Bell agreements are finalized and in any event by the time of the execution of the Definitive Agreements. However, no payments will be made to Staton, Bell, Conru or Mapstead until payment in full of the INI First Lien Senior Secured Notes, the FFN 2005 Notes and the FFN 2006 Notes, at which time any such deferred payments will be due and payable. Conru and Mapstead will share in such payments in proportion to their ownership of stock of Various, Inc. prior to the December 2007 acquisition. The undersigned parties understand and agree to treat for U.S. federal income tax purposes the cash payments to Messrs. Staton, Bell, Conru and Mapstead in a consistent manner and agree that the Company will treat such cash payments as deductible ordinary and necessary business expenses on its Federal Income Tax return in the year that such cash payments are made and the recipients of such cash payments will report a current income inclusion on their Federal Income Tax returns in the year that such cash payments are made.

8.

Bell and Staton agree that any FFN Subordinated Term Loan Notes now or hereafter held by Bell, Staton or their affiliates will be subject to the Intercreditor Agreement (PET Notes/Seller Notes Guaranty) dated as of December 6, 2007, and will be treated on a pari passu basis with the INI Subordinated Non-Convertible Notes, notwithstanding the recital therein which limits the application of the pari passu treatment to no more than $24,441,056.14 in principal amount (less prepayments) of FFN Subordinated Term Loan Notes. The extension of the pari passu treatment may be formalized in connection with the Definitive Agreements.

All reasonable fees and expenses of counsel to Conru and Mapstead, and $150,000 for the fees of other advisers, for and in connection with the consideration of these terms and the negotiation and finalization of the Definitive Agreements and all ancillary matters, will be payable by the Company upon receipt of invoices therefor, and regardless of whether the Definitive Agreements are finalized.

We are prepared to move forward expeditiously to draft the Definitive Agreements. The undersigned hereby agree to negotiate the Definitive Agreements in good faith, which Definitive Agreements will be effective prior to the effectiveness of FFN’s Registration Statement. The foregoing agreements do not affect the continued effectiveness of existing agreements among Conru, Mapstead, Staton and Bell and their respective affiliates, nor do they affect the continued effectiveness of any outstanding warrants or rights of Conru, Mapstead, Bell and Staton and their respective affiliates. In the event of any conflict between any provisions of this Agreement and any provisions of any Waivers or Definitive Agreements after the same are executed, the terms and provisions of such Waivers and Definitive Agreements shall control and govern.

This Agreement shall be governed by, and construed in accordance with, the law of the state of New York applicable to contracts made and to be performed in the state of New York. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the state of New York in the county of New York or in the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereby irrevocably accepts the jurisdiction of the aforesaid courts.

No amendment or waiver of any provision this Agreement will be effective unless signed by the signatories hereto. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

If the terms of this Agreement are acceptable to you, please sign below and return such Agreement to the undersigned.

FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua

Ezra Shashoua, Chief Financial Officer

INTERACTIVE NETWORK, INC.

By:	/s/ Ezra Shashoua

Ezra Shashoua, Chief Financial Officer

Accepted and agreed as of this 8th day of October, 2009.

ANDREW B. CONRU TRUST AGREEMENT

By:	/s/ Andrew B. Conru

Andrew B. Conru, Trustee

MAPSTEAD TRUST, created on April 16, 2002

By:	/s/ Lars Mapstead

Lars Mapstead, Trustee

By:	/s/ Marin A. Mapstead

Marin A. Mapstead, Trustee

/s/ Andrew B. Conru

Andrew B. Conru

/s/ Lars Mapstead

Lars Mapstead

/s/ Daniel Staton

Daniel Staton

/s/ Marc H. Bell

Marc H. Bell